Exhibit 99.2

TO:	All Employees

FROM:	Dunia Shive

DATE:	November 5, 2008
Over the past several months, the Management Committee has been reviewing the impact of deteriorating economic conditions on our local markets. Not surprisingly, the weak economy is providing financial challenges for the Company as we prepare our operating plan for 2009.
We are not in a “business as usual” environment. Current economic conditions make it necessary for us to reset expenses so that they are reasonably aligned with expected 2009 revenue levels. Most companies, both in and outside our industry, are undertaking similar evaluations.
Earlier, I made a commitment to communicate any significant changes to you once they were determined and in keeping with that promise, the changes listed on the following page will take place in 2009 and will impact all employees. I am also asking each general manager and our corporate officers to identify further expense reduction measures, which may include changes to staffing levels. Additional measures that are identified at the local station level will be communicated to you by your general manager.
Taken as a whole, these changes will enable Belo to weather these unpredictable times. Thanks to our strong franchises, we are well-positioned to withstand a lengthy advertising slump. But we must take the prudent and necessary steps to preserve the financial strength of our Company. I am also sending a letter to shareholders today regarding current market conditions and Belo’s stock price. The letter can be found at www.belo.com/invest. As always, I thank you for your hard work and commitment to Belo’s continued success.

/s/ Dunia

2009 Compensation and Benefit Changes
12-Month Wage Freeze: A wage freeze will be in effect for a 12-month period beginning November 15, 2008. Very limited exceptions may be approved by the Management Committee when circumstances warrant. Where contractual commitments for salary increases exist, either through union contracts or personal services agreements, we will be seeking equal participation in the wage freeze.
Change to Company Contribution in the Belo Savings Plan (401(k)): Currently, the Company matches savings contributions made by participants in the Belo Savings Plan and the Plan also provides that the Company make a profit-related contribution equal to 2 percent of eligible pay for each participant. Belo’s Board of Directors will consider an amendment at its December meeting to make this latter portion of the Company contribution a discretionary component of the plan. This means that beginning in 2009, a profit-related Company contribution will not be made to participants’ accounts throughout the year as has been the case in the past. Instead, toward the end of the year, the Board of Directors will review Belo’s financial performance and determine whether a contribution will be made and if so, the amount of the contribution. Any such contribution will be deposited in a lump sum in eligible participants’ 401(k) accounts during the first quarter of the following year. There will be no change to the matching contribution Belo makes for eligible participants who contribute their own savings. Pension Transition Supplements are not affected by this change.
2009 Healthcare Changes: As you saw in Belo’s open enrollment materials, even though healthcare costs are expected to increase 6-7 percent nationally next year, participants in Belo’s healthcare plan will only see a 3 percent rise in premium deductions. Belo was able to minimize premium increases by implementing limited plan design changes that included an increase in deductibles and revisions to prescription benefits. You can access a detailed description of the healthcare plan changes at belobenefits.com.
Modification of Profit Performance Bonus Plan: The Profit Performance Bonus Plan (PPB), which has been applicable generally to employees who do not participate in other management or sales bonus plans, will be changed beginning in 2009. Previously, the PPB automatically paid an annual bonus to participants if the financial performance of the participant’s company met or exceeded specific financial goals. As is currently the case, the level of financial performance at a Belo company will continue to determine the amount of a PPB bonus pool for that company. Going forward, and in keeping with Belo’s emphasis on recognizing outstanding individual performance, the PPB will be awarded based on individual merit. If a company earns a PPB bonus pool, the general manager of the company or the senior corporate officer of each corporate department will determine how the pool will be allocated among participants whose performance during the year merits an award. Changes are also being made to management-level bonuses for 2009, and those changes will be communicated to participants separately.